EXHIBIT 1




                                            Exhibit 1


                           [Letterhead of Borden, Inc.]


              CONTACTS: At Borden           Kekst and Company
                        Nicholas Iammartino Jim Fingeroth
                        614-225-4485        Fred Spar
                        Lynn Anderson       212-593-2655
                        614-225-7199
                    BORDEN ELECTS FIVE KKR EXECUTIVES TO BOARD



                   COLUMBUS, Ohio, December 21, 1994 -- Borden, Inc.

         (NYSE:  BN) today announced a realignment of its Board of Di-

         rectors, as anticipated in the merger agreement entered into in

         September between Borden and an affiliate of Kohlberg Kravis

         Roberts & Co. (KKR).



                   Earlier today, KKR announced the success of its ex-

         change offer for the common shares of Borden, resulting in ownership by KKR affiliates of approximately 69.5% of Borden's now outstanding total shares.  Actions to consummate the merger will be taken as soon as practicable, KKR said.



                   The Board realignment provides KKR with a majority of

         the Board membership, while maintaining, as previously an-

         nounced, the membership of at least two independent directors until the merger is completed.



                   The new directors are:  Henry R. Kravis, KKR Founding

         Partner and General Partner; George R. Roberts, also Founding

         Partner and General Partner; Clifton S. Robbins, General

         Partner; Scott M. Stuart, General Partner; and Alexander Navab,

         a KKR executive.  Mr. Kravis has been elected Chairman of the

         Board.



                   Continuing as Borden directors are Frank J. Tasco, a

         director since 1988 and Chairman from December 1993 until to-

         day; Ervin R. Shames, President and Chief Executive Officer of

         Borden, and a director since June 1993; and Dr. Wilbert J.

         LeMelle, President, Phelps-Stokes Fund (an educational foun-

         dation) and a director since 1987.



                   Five Borden directors have resigned effective today:

         Frederick E. Henning, President and Chief Operating Officer of

         Woolworth Corporation; Robert P. Luciano, Chairman of the Board

         and Chief Executive Officer of Schering-Plough Corporation; H.

         Barclay Morley, former Chairman of the Board and Chief Execu-

         tive Officer of Stauffer Chemical Company; John E. Sexton,

         Dean, New York University School of Law; and Patricia Carry

         Stewart, retired Vice President, the Edna McConnell Clark

         Foundation (a charitable foundation).



                   Borden, Inc. is a worldwide producer of packaged

         foods, non-food consumer products, and packaging and industrial products.